Exhibit 99.1

[West Marine Logo]

Contact: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

(831) 761-4229

WEST MARINE REPORTS THIRD QUARTER 2008

PRELIMINARY OPERATING RESULTS AND UPDATED 2008

EARNINGS GUIDANCE

WATSONVILLE, CA, October 23, 2008 - West Marine, Inc. (Nasdaq: WMAR) today released results for the third quarter ended September 27, 2008.

THIRD QUARTER HIGHLIGHTS:

•	Sales were $180.2 million, down 4.3% from last year. Comparable store sales were down 4.7%.

•	Net income was $3.4 million

•	Cash from operating activities was $34.0 million

•	Debt is down 3.4% as compared to last year

•	Available borrowings under our credit facility are approximately $100 million

•	Restructuring efforts are proceeding as planned

2008 THIRD-QUARTER RESULTS

To better communicate West Marine’s core operating results, certain key metrics are being presented both excluding and including the impact of certain significant events that impacted third quarter and year-to-date results. A tabular reconciliation of these metrics adjusted to exclude the impact of significant events to reported results appears at the end of this release.

For the thirteen weeks ended September 27, 2008:

•	Adjusted pre-tax income (excluding the impact of the significant events) was $5.6 million versus $10.6 million for the corresponding period last year.

•	Adjusted net income (excluding the impact of the significant events) was $4.8 million and $0.23 per share versus $6.2 million and $0.28 per share last year.

•	Reported pre-tax income (including the impact of the significant events) was $3.7 million versus $10.5 million last year.

•	Reported net income (including the impact of the significant events) was $3.4 million and $0.16 per share versus $6.2 million and $0.28 per share last year.

The adjusted pre-tax earnings decline was driven primarily by lower sales and gross profit, partially offset by expense reductions.

The following describes each of the significant events impacting third quarter and year-to-date results for 2008:

•

We maintained a full non-cash valuation allowance originally established against our net deferred tax assets in the second quarter. This entry was required by accounting rules based on recent earnings trends, and had no impact on pre-tax earnings. This charge reduced net income by $0.2 million and after-tax earnings per share by $0.01 for the third quarter, and reduced net income by $14.8 million and after-tax earnings per share by $0.67 for year-to-date.

•

Management’s ongoing evaluation of individual long-lived asset performance resulted in a non-cash asset impairment charge in the third quarter of $0.2 million pre-tax, or $0.01 per share after-tax, with a year-to-date cumulative charge of $2.4 million pre-tax and $0.07 per share after-tax.

•

Continued costs associated with the previously-announced SEC investigation required expenditures in the third quarter of $0.1 million pre-tax, which is insignificant to after-tax per share results, with a year-to-date impact of $2.1 million pre-tax and $0.06 per share after-tax.

•

Charges recorded in connection with the previously-announced restructuring of West Marine had an impact in the third quarter and year-to-date of $1.7 million pre-tax, or $0.05 per share after-tax. These charges related to: the closures of underperforming stores and of one of three distribution centers; implementation of staffing and service model changes in the Port Supply wholesale business; and expense cuts and process streamlining in support and overhead functions.

Net sales for the thirteen weeks ended September 27, 2008 were $180.2 million, compared to net sales of $188.4 million for the thirteen weeks ended September 29, 2007. Comparable store sales declined 4.7% versus the same period a year ago.

Gross profit for the thirteen weeks ended September 27, 2008 was $49.7 million, a decrease of $8.2 million compared to 2007. As a percentage of net sales, gross profit was 27.6%, a decrease of 310 basis points compared to the gross profit of 30.7% last year. The decrease in gross profit as a percentage of sales was primarily the result of increased promotional activity, store closure clearance sales and reduced purchases, which led to reduced vendor allowances as well as deleveraging of buying and distribution expense. In addition, occupancy costs, which are relatively fixed in nature, de-leveraged on the sales decline.

Selling, general and administrative expense (SG&A) for the quarter was $43.9 million, a decrease of $3.0 million compared to $46.8 million for the same period last year. Expenses leveraged by 40 basis points, at 24.4% of sales. Included in SG&A was a $0.9 million unfavorable Canadian foreign currency exchange adjustment. Excluding this item, expenses decreased by $3.9 million and leveraged 90 basis points, driven by reductions across most expense categories.

Income taxes were significantly lower than last year. Excluding the impact of the full valuation allowance against our net deferred tax assets, we anticipate an effective tax rate of about 3.0% for the year.

2008 YEAR-TO-DATE RESULTS

For the thirty-nine weeks ended September 27, 2008:

•	Adjusted pre-tax income (excluding the impact of the significant events) was $11.3 million versus $26.0 million for the corresponding period last year.

•	Adjusted net income (excluding the impact of the significant events) was $8.8 million and $0.40 per share versus $15.9 million and $0.72 per share last year.

•	Reported pre-tax income (including the impact of the significant events) was $5.1 million versus $25.6 million last year.

•	Reported net loss (including the impact of the significant events) was $9.8 million and $0.45 per share versus net income of $15.6 million and $0.71 per share last year.

Net sales for the thirty-nine weeks ended September 27, 2008 were $520.2 million, compared to net sales of $561.3 million for the thirty-nine weeks ended September 29, 2007. Comparable store sales declined 7.1% versus the corresponding period a year ago.

Gross profit for the thirty-nine weeks ended September 27, 2008 was $150.6 million, a decrease of $20.3 million compared to the corresponding period last year. As a percentage of net sales, gross profit for the first thirty-nine weeks was 29.0%, a decrease of 150 basis points versus the corresponding period last year. The decrease in gross profit as a percentage of sales was primarily the result of de-leveraging occupancy costs and lower vendor allowances.

SG&A for the first thirty-nine weeks was $139.5 million, a decrease of $2.1 million versus the corresponding period last year. SG&A as a percentage of sales for the first thirty-nine weeks was 26.9%, an increase of 160 basis points over the corresponding prior year period. Included in these expenses were $2.1 million in SEC investigation expense and a $2.3 million unfavorable impact of Canadian foreign currency exchange rates. Excluding these items, expenses decreased by $6.5 million but de-leveraged 70 basis points, driven by the impact of lower sales.

Significantly higher income taxes versus last year were driven by the valuation allowance established during the second quarter, and increased slightly in the third quarter, with a $14.8 million impact year-to-date.

Net cash flow provided by operating activities for the thirty-nine weeks ended September 27, 2008 was $34.0 million.

Geoff Eisenberg, Chief Executive Officer of West Marine, commented, “Our financial results for the third quarter of 2008 reflected continuing sales softness stemming from reduced boating activity, combined with weakness and uncertainty in the economy in general. As we’ve communicated to you during prior discussions, we remain focused on managing the business very carefully in order to maintain our financial strength and flexibility. This emphasis on controlling expenses and maximizing cash flow has kept us in a strong position of liquidity.

Even with the market challenges we’ve faced this year, our fundamentals remain strong. We are pleased to have once again been able to reduce debt levels versus this time last year, and our access to untapped liquidity remains at approximately $100 million. We have multi-year availability on our credit facility, which runs well into 2010 before it needs to be renewed.”

2008 EARNINGS GUIDANCE UPDATE

West Marine also announced today that it is revising its full year 2008 earnings guidance downward, from a previously-communicated earnings range of an after-tax loss of $0.32 to $0.42 per share to a revised after-tax loss range of $0.55 to $0.65 cents per share. The revised range does not include the following:

•	Estimated non-recurring restructuring charges of $0.40 per share, which includes costs associated with:

•	closing underperforming stores;

•	closing one of three distribution centers;

•	implementing staffing and service model changes in the Port Supply wholesale business;

•	closing of the Largo, Florida call center; and

•	expense cuts and process streamlining in support and overhead functions.

•	A decrease in our anticipated effective tax rate to 3.0% because of limitations on our ability to benefit from loss carrybacks, resulting in an expected expense charge of $0.52 per share.

•	The $14.8 million non-cash valuation allowance recorded year-to-date, resulting in an expected charge of $0.67 per share.

Including the above items, West Marine anticipates an after-tax loss of $2.14 to $2.24 per share. As previously disclosed, the impact of the ongoing SEC investigation is not being included in guidance but will be reported separately.

For the year, we are maintaining sales guidance of $625 million to $635 million. However, we are adjusting forecast comparable store sales up slightly due to the impact on the comparable store base of underperforming store closures, together with a sales shift to the Stores segment. Our revised comparable store expectations range is a decline of 6.5% to 8.0%, versus a previously-communicated decline of 7.0% to 8.5%.

In further explaining the lower earnings guidance, Eisenberg said, “We do expect continued softness in our industry in the near term, and our updated expectations reflect additional gross profit pressures as we adjust promotion levels and reduce inventory purchases. Our planning for next year reflects sizing the company for the realities of the current market, while continuing to invest prudently in the future. We are making good progress in executing the restructuring program announced back in July, and these actions will further strengthen our foundation as we move into next year. Though we are currently assuming that 2009 will remain tough for boating, we will continue to improve our operational execution, remain focused on cash flow and a strong balance sheet, and will aggressively pursue market share gains in all of our business channels.”

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, October 23, 2008 at 8:30 AM Pacific Time to discuss third quarter 2008 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (888) 756-1546 in the U.S. and Canada and (706) 634-1083 for international calls. Please be prepared to give the conference ID number 69125918. The call leader is Geoff Eisenberg, West Marine’s President and Chief Executive Officer.

An audio replay of the call will be available October 23, 2008 at 11:30 AM Pacific Time through October 30, 2008 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the U.S. and Canada and (706) 645-9291 for international calls. The access code is 69125918.

ABOUT WEST MARINE

West Marine, the country’s largest specialty retailer of boating supplies and accessories, has 351 stores located in 38 states, Puerto Rico, Canada and a franchised store located in Turkey. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the country’s largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit www.westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 including forward-looking statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward looking statements include, among other things, expectations relating to our financial results and future growth, including our updated expectations for fiscal year 2008, as well as facts and assumptions underlying these expectations. Actual results may differ materially from current expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including our ability to operate profitably in a soft boating market, our expected realization of operational improvements and efficiencies through our recent restructuring efforts, our ability to withstand gross profit pressures while adjusting inventory levels, and our ability to manage other operating expenses, as well as other factors set forth in West Marine’s Form 10-K for the fiscal year ended December 29, 2007 and in its Form 10-Q for the quarter ended June 28, 2008. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL INFORMATION

This press release contains disclosure of selling, general and administrative expense (“SG&A”) excluding Canadian foreign currency exchange adjustments for the 13 weeks and September 27, 2008 and SG&A excluding expenses related to cooperating with the previously-disclosed SEC inquiry and Canadian foreign currency exchange adjustments for the 39 weeks ended September 27, 2008. The information needed reconcile adjusted SG&A to SG&A calculated in accordance with GAAP is contained in the discussion of SG&A for the respective periods. This press release also includes non-GAAP financial measures, including adjusted pre-tax income, adjusted net income and adjusted earnings per share. We have reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the table attached at the end of this release. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate comparisons. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	September 27, 2008	As Restated (1) September 29, 2007
ASSETS
Current assets:
Cash	$6,050	$6,578
Trade receivables, net	7,891	7,605
Merchandise inventories	245,069	254,736
Deferred income taxes	—	7,776
Other current assets	18,219	19,491

Total current assets	277,229	296,186
Property and equipment, net	62,068	70,365
Goodwill	—	56,905
Intangibles	163	201
Other assets	3,054	3,487

Total assets	$342,514	$427,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,649	$52,442
Accrued expenses and other	44,405	46,298

Total current liabilities	88,054	98,740
Long-term debt	29,300	30,318
Deferred items and other non-current liablilities	8,358	9,237

Total liabilities	125,712	138,295
Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; 22,047,925 shares issued and 22,020,353 shares outstanding at September 27, 2008, and 21,862,151 shares issued and 21,838,548 shares outstanding at September 29, 2007	22	22
Treasury stock	(366)	(348)
Additional paid-in capital	172,978	169,751
Accumulated other comprehensive income (loss)	(210)	(340)
Retained earnings	44,378	119,764

Total stockholders’ equity	216,802	288,849

Total liabilities and stockholders’ equity	$342,514	$427,144

(1)	Amounts for the third quarter of 2007 reflect the restatement adjustments previously discussed in our Annual Report on Form 10-K for the year ended December 29, 2007. Such corrections and related disclosures will be included in our Form 10-Q for the thirteen and thirty-nine weeks ended September 27, 2008 expected to be filed on or before November 6, 2008.

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share data)

	13 Weeks Ended
	September 27, 2008		As Restated (1) September 29, 2007
Net revenues	$180,249	100.0%	$188,391	100.0%
Cost of goods sold	130,518	72.4%	130,475	69.3%

Gross profit	49,731	27.6%	57,916	30.7%
Selling, general and administrative expense	43,853	24.4%	46,835	24.8%
Store closures and other restructuring costs	1,660	0.9%	—	0.0%
Impairment of long-lived assets	206	0.1%	36	0.0%

Income from operations	4,012	2.2%	11,045	5.9%
Interest expense	327	0.2%	515	0.3%

Income before taxes	3,685	2.0%	10,530	5.6%
Income taxes	264	0.1%	4,370	2.3%

Net income	$3,421	1.9%	$6,160	3.3%

Net income per common and common equivalent share:
Basic	$0.16		$0.28
Diluted	$0.16		$0.28
Weighted average common and common equivalent shares outstanding:
Basic	22,020		21,815
Diluted	22,024		21,959

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share data)

	39 Weeks Ended
	September 27, 2008		As Restated (1) September 29, 2007
Net revenues	$520,193	100.0%	$561,265	100.0%
Cost of goods sold	369,566	71.0%	390,353	69.5%

Gross profit	150,627	29.0%	170,912	30.5%
Selling, general and administrative expense	139,546	26.9%	141,665	25.3%
Store closures and other restructuring costs	1,660	0.3%	—	0.0%
Impairment of long-lived assets	2,423	0.5%	446	0.1%

Income from operations	6,998	1.3%	28,801	5.1%
Interest expense	1,935	0.3%	3,211	0.5%

Income before income taxes	5,063	1.0%	25,590	4.6%
Income taxes	14,862	2.9%	9,980	1.8%

Net income (loss)	$(9,799)	-1.9%	$15,610	2.8%

Net income (loss) per common and common equivalent share:
Basic	$(0.45)		$0.72
Diluted	$(0.45)		$0.71
Weighted average common and common equivalent shares outstanding:
Basic	21,962		21,725
Diluted	21,962		21,977

(1)	Amounts for the third quarter of 2007 reflect the restatement adjustments previously discussed in our Annual Report on Form 10-K for the year ended December 29, 2007. Such corrections and related disclosures will be included in our Form 10-Q for the thirteen and thirty-nine weeks ended September 27, 2008 expected to be filed on or before November 6, 2008.

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	39 Weeks Ended
	September 27, 2008	As Restated (1) September 29, 2007
OPERATING ACTIVITIES:
Net income (loss)	$(9,799)	$15,610
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,170	14,761
Impairment of long-lived assets	2,423	446
Share-based compensation	1,634	1,242
Tax (expense) benefit from equity issuance	(92)	373
Excess tax benefit from share-based compensation	(1)	(389)
Provision for deferred income taxes	14,782	2,414
Provision for doubtful accounts	399	174
Lower of cost or market inventory adjustments	2,585	3,084
Loss on asset disposals	246	111
Changes in assets and liabilities:
Accounts receivable	(1,586)	(2,066)
Merchandise inventories	653	(4,757)
Other current assets	3,266	4,218
Other assets	449	(440)
Accounts payable	8,171	13,957
Accrued expenses and other	(3,585)	606
Deferred items and other non-current liabilities	236	482

Net cash provided by operating activities	33,951	49,826

INVESTING ACTIVITIES:
Purchases of property and equipment	(11,498)	(14,793)
Proceeds from sale of property	40	204

Net cash used in investing activities	(11,458)	(14,589)

FINANCING ACTIVITIES:
Borrowings on line of credit	60,818	66,475
Repayments on line of credit	(83,818)	(105,184)
Proceeds from sale of common stock pursuant to associate stock purchase plan	444	562
Treasury shares purchased	(18)	(66)
Proceeds from exercise of stock options	4	2,942
Excess tax benefit from share-based compensation	1	389

Net cash used in financing activities	(22,569)	(34,882)

Net increase (decrease) in cash	(76)	355
CASH AT BEGINNING OF PERIOD	6,126	6,223

CASH AT END OF PERIOD	$6,050	$6,578

Other cash flow information:
Cash paid for interest	2,087	4,118
Cash paid (received) for income taxes	(2,423)	2,746
Non-cash investing activities:
Property and equipment additions in accounts payable	716	135

(1)	Amounts for the third quarter of 2007 reflect the restatement adjustments previously discussed in our Annual Report on Form 10-K for the year ended December 29, 2007. Such corrections and related disclosures will be included in our Form 10-Q for the thirteen and thirty-nine weeks ended September 27, 2008 expected to be filed on or before November 6, 2008.

West Marine, Inc.

Reconciliation of Non-GAAP Finanical Measures

(Unaudited and in thousands, except per share data)

	13 Weeks Ended September 27, 2008	13 Weeks Ended September 29, 2007
GAAP income before taxes	$3,685	$10,530
SEC investigation expense	67	—
Store closures and other restructuring costs	1,660	—
Impairment of long-lived assets	206	36

Non-GAAP adjusted income before taxes	$5,618	$10,566

	13 Weeks Ended September 27, 2008	13 Weeks Ended September 29, 2007
GAAP net income	$3,421	$6,160
SEC investigation expense	41	—
Store closures and other restructuring costs	1,013	—
Impairment of long-lived assets	126	22
Deferred tax asset valuation allowance	214	—

Non-GAAP adjusted net income	$4,815	$6,182

	13 Weeks Ended September 27, 2008	13 Weeks Ended September 29, 2007
GAAP diluted net income per share	$0.16	$0.28
SEC investigation expense	0.00	—
Store closures and other restructuring costs	0.05	—
Impairment of long-lived assets	0.01	0.00
Deferred tax asset valuation allowance	0.01	—

Non-GAAP adjusted diluted net income per share	$0.23	$0.28

	39 Weeks Ended September 27, 2008	39 Weeks Ended September 29, 2007
GAAP income before taxes	$5,063	$25,590
SEC investigation expense	2,131	—
Store closures and other restructuring costs	1,660	—
Impairment of long-lived assets	2,423	446

Non-GAAP adjusted income before taxes	$11,277	$26,036

	39 Weeks Ended September 27, 2008	39 Weeks Ended September 29, 2007
GAAP net income (loss)	$(9,799)	$15,610
SEC investigation expense	1,300	—
Store closures and other restructuring costs	1,013	—
Impairment of long-lived assets	1,478	272
Deferred tax asset valuation allowance	14,782	—

Non-GAAP adjusted net income	$8,774	$15,882

	39 Weeks Ended September 27, 2008	39 Weeks Ended September 29, 2007
GAAP diluted net income (loss) per share	$(0.45)	$0.71
SEC investigation expense	0.06	—
Store closures and other restructuring costs	0.05	—
Impairment of long-lived assets	0.07	0.01
Deferred tax asset valuation allowance	0.67	—

Non-GAAP adjusted diluted net income per share	$0.40	$0.72